Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made this 5th day of May, 2014 (the “Effective Date”), by and between PS BUSINESS PARKS, L.P., a California limited partnership (“Landlord”) and GEEKNET, INC., a Delaware corporation (“Tenant”), successor in interest to ThinkGeek, Inc. (the “Original Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Original Tenant entered into that certain Office Lease Agreement dated June 26, 2009 (the “Lease”), pursuant to which Tenant leased that certain premises in the building located at 11216 Waples Mill Road, Fairfax, Virginia (the “Building”), said premises containing approximately Fifteen Thousand Three Hundred Sixteen (15,316) rentable square feet of space known as Suite 100 and 103 (the “Original Premises”). The Building and the Premises are located in the business park known as “Fair Oaks Corporate Center” (the “Project”);
WHEREAS, the Lease was assigned to Tenant by the Original Tenant pursuant to that certain Assignment Agreement dated May 5, 2014 (the “Assignment Agreement”);
WHEREAS, Term of the Lease is currently scheduled to expire as of August 31, 2014 (the “Current Term”);
WHEREAS, Landlord and Tenant desire to amend the Lease in order to (i) extend the Current Term, (ii) increase the square footage of the Premises, and (iii) amend and modify certain terms and conditions of the Lease as hereinafter provided.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:
1.    Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.
2.    Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. From and after the date hereof, the Lease and this First Amendment shall be known collectively as the “Lease”.
3.    Premises.
a.    Pursuant to the terms of this First Amendment, the square footage of the Premises shall be increased by approximately Five Thousand Five Hundred Ninety-One (5,591) rentable square feet of space in the aggregate consisting of (i) that certain space containing approximately Two Thousand Three Hundred Eighty-Three (2,383) rentable square feet (currently subleased by GeekNet, Inc.) as shown on Exhibit A-1 attached hereto (“Additional Premises A”), and (ii) that certain space containing approximately Three Thousand Two Hundred Eight (3,208)

rentable square feet shown on Exhibit A-1 (“Additional Premises B”). Additional Premises A and Additional Premises B are sometimes known collectively herein as the “Additional Premises”.
b.    Effective upon the date this First Amendment has been executed by Landlord and Tenant, whichever signs last (the “Additional Premises A Effective Date”), the square footage of the Premises shall be increased by the square footage of Additional Premises A. From and after the Additional Premises A Effective Date, (i) the Premises shall contain a total of approximately Seventeen Thousand Six Hundred Ninety-Nine (17,699) rentable square feet, and (ii) all references in the Lease to “Premises” shall, except as otherwise expressly provided herein, refer collectively to the Original Premises and Additional Premises A. Tenant is currently in occupancy of Additional Premises A pursuant to the terms of a sublease (the “Sublease”) between Tenant, as subtenant, and International Meridian Technical Services, LLC (“IMTS”), as sublandlord. The IMTS lease has been terminated by Landlord prior to the date hereof. The Sublease, and all of Tenant’s obligations thereunder, shall be deemed to have terminated as of the Additional Premises A Effective Date (saving and excepting those provisions which survive the expiration or earlier termination of the Sublease), Landlord having elected to have Tenant attorn to Landlord under the Sublease for the period between the termination of the IMTS lease and the day immediately prior to the Additional Premises A Effective Date.
c.    Effective on the date on which the Additional Premises B Improvements (defined in Paragraph 12(c) below) are substantially complete (the “Additional Premises B Effective Date”), which date is currently estimated to be on or around September 1, 2014, the square footage of the Premises shall be increased by the square footage of Additional Premises B. From and after the Additional Premises B Effective Date, (i) the Premises shall contain a total of approximately Twenty Thousand Nine Hundred Seven (20,907) rentable square feet, and (ii) all references in the Lease to “Premises” shall, except as otherwise expressly provided herein, refer collectively to the Original Premises, Additional Premises A and Additional Premises B. The Additional Premises A Effective Date and the Additional Premises B Effective Date shall sometimes be referred to herein singularly or collectively as an or the “Effective Date.”
d.    Upon request made by Landlord following the Effective Date, Tenant shall execute and deliver a commencement letter setting forth the Effective Date, the date upon which the Term shall expire, and such other matters regarding the terms of this First Amendment as Landlord shall request.
4.    Term. The Term of the Lease is hereby extended for a period of sixty (60) full calendar months commencing September 1, 2014 (the “Renewal Date”) and expiring August 31, 2019, unless terminated sooner pursuant to the provisions of the Lease as amended hereby. The period between the Additional Premises A Effective Date and August 31, 2019 shall be known herein as the “Extended Term.” The Term of the Lease for the Additional Premises shall be coterminous with the Extended Term (as of the applicable Effective Date). From and after the date hereof, all references in the Lease to “Term of the Lease”, “Term”, “Term hereof” and the like shall be deemed to include the Extended Term.

5.    Base Rent.

a.    As of the Additional Premises A Effective Date, in addition to Base Rent payable with respect to the Original Premises set forth in the Basic Lease Information, Tenant shall pay Base Rent for Additional Premises A at the times and in the manner described in Section 2 of the Lease according to the following schedule:

Additional Premises A Base Rent:

Lease Period	Monthly Base Rent
Additional Premises A Effective Date – 08/31/15	$4,164.29
09/01/15 – 08/31/16	$4,289.22
09/01/16 – 08/31/17	$4,417.90
09/01/17 – 08/31/18	$4,550.44
09/01/18 – 08/31/19	$4,686.95

b.    As of the Additional Premises B Effective Date, in addition to Base Rent payable with respect to the Original Premises set forth in the Basic Lease Information and Additional Premises A above, Tenant shall pay Base Rent for Additional Premises B at the times and in the manner described in Section 2 of the Lease according to the following schedule:

Additional Premises B Base Rent:

Lease Period	Monthly Base Rent
Additional Premises B Effective Date – 08/31/15	$2,563.73
09/01/15 – 08/31/16	$2,640.64
09/01/16 – 08/31/17	$2,719.86
09/01/17 – 08/31/18	$2,801.46
09/01/18 – 08/31/19	$2,885.50

c.    As of the Renewal Date, in addition to Base Rent payable with respect to Additional Premises A and Additional Premises B set forth herein, Tenant shall pay Base Rent for Original Premises at the times and in the manner described in Section 2 of the Lease according to the following schedule:

Original Premises Base Rent:

Lease Period	Monthly Base Rent
Renewal Date – 08/31/15	$26,764.71
09/01/15 – 08/31/16	$27,567.65
09/01/16 – 08/31/17	$28,394.68
09/01/17 – 08/31/18	$29,246.52
09/01/18 – 08/31/19	$30,123.92

6.    Additional Premises Base Rent Abatement. Notwithstanding anything to the contrary contained in the Lease or in Paragraph 5 hereinabove, Landlord hereby agrees to conditionally waive Base Rent due with respect to the Additional Premises (the “Additional Premises Base Rent Abatement”) as follows:

a.    With respect to Additional Premises A for the first ten (10) full calendar months of the Extended Term in the amount of Four Thousand One Hundred Sixty-Four and 29/100 Dollars ($4,164.29) per month.

b.    With respect to Additional Premises B for the first ten (10) full calendar months of the Extended Term following the Additional Premises B Effective Date in the amount of Two Thousand Five Hundred Sixty-Three and 73/100 Dollars ($2,563.73) per month.

c.    No other amounts due to Landlord under the Lease (other than the Base Rent abated as the Additional Premises Base Rent Abatement) shall be waived, except as may be expressly provided pursuant to another provision of the Lease. Tenant shall be responsible for paying a prorated portion of the Base Rent due with respect to the applicable portion of the Additional Premises for the period between the applicable Effective Date and the last day of the calendar month in which the applicable Effective Date has occurred in the event the applicable Effective Date is not the first day of a calendar month. In the event that twice during the Additional Premises Base Rent Abatement periods, Tenant is in default under Section 17.01 of the Lease beyond the expiration of any applicable notice and cure period provided therein (a “Monetary Default”), then Base Rent coming due after such second Monetary Default shall not be waived. Furthermore, in the event Tenant is in default under the Lease which continues beyond any applicable notice and cure period provided therein and Landlord has elected to terminate the Lease as a result of such default, the unamortized portion of the Additional Premises Base Rent Abatement (unamortized as of the date of Tenant’s default) shall be immediately due and payable by Tenant to Landlord without notice or demand from Landlord. If the Lease does not terminate as a result of a default by Tenant, Landlord agrees to permanently waive the Base Rent it has conditionally waived pursuant to this Paragraph 6. Nothing contained in this Paragraph shall be construed to relieve Tenant of the obligation set forth in Paragraph 7 below to pay to Landlord the Base Rent for the Additional Premises described in Paragraph 7 below concurrently with Tenant's execution of the First Amendment.
7.    Base Rent Paid Upon Execution. Upon Tenant's execution of this First Amendment, Tenant shall deposit with Landlord the sum of Six Thousand Seven Hundred Twenty-

Eight and 02/100 Dollars ($6,728.02) which shall be applied to the first month’s Base Rent due with respect to each portion of the Additional Premises following the application of the Additional Premises Base Rent Abatement for such portion of the Additional Premises.
8.    Security Deposit. Pursuant to the terms of the Lease, Landlord currently holds from Tenant a Security Deposit in the amount of Twenty-Six Thousand Seven Hundred Fifty-Nine and 64/100 Dollars ($26,759.64). Upon Tenant's execution of this First Amendment, Tenant shall deposit with Landlord an additional Six Thousand Seven Hundred Twenty-Eight and 02/100 Dollars ($6,728.02) to be added to the existing Security Deposit to increase the amount of the Security Deposit to Thirty-Three Thousand Four Hundred Eighty-Seven and 66/100 Dollars ($33,487.66), which such Security Deposit shall be held in accordance with the provisions of Section 5 of the Lease.
9.    Tenant’s Proportionate Share.
a.    Effective as of the Additional Premises A Effective Date, Tenant’s Proportionate Share of the Building with respect to Additional Premises A shall be 8.65% and Tenant’s Proportionate Share of the Project with respect to Additional Premises A shall be 1.90%.
b.    Effective as of the Additional Premises B Effective Date, Tenant’s Proportionate Share of the Building with respect to Additional Premises B shall be 11.65% and Tenant’s Proportionate Share of the Project with respect to Additional Premises B shall be 2.56%.
10.    Base Year. The Base Year for the Additional Premises shall be the calendar year 2014. The Base Year for the Original Premises shall continue to be the calendar year 2010 through and including August 31, 2014. Effective on the Renewal Date, the Base Year for the Original Premises shall be adjusted to the calendar year 2014.
11.    Payment of Operating Expenses.
a.    Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be obligated to pay Tenant’s Proportionate Share of Operating Expenses for the Additional Premises until the first anniversary of the Renewal Date. Furthermore, during period beginning September 1, 2014 and ending August 31, 2015, Tenant shall not be required to pay Tenant’s Proportionate Share of Operating Expenses with respect to the Original Premises; provided, however, nothing herein shall be construed to waive Tenant’s obligation to pay any shortfall in estimated payments (or to receive a refund of any overpayment) of Tenant’s Proportionate Share of Operating Expenses for the Original Premises accruing prior to September 1, 2014 during such period. Commencing as of September 1, 2015 and thereafter during the Extended Term, Tenant shall be obligated to pay Tenant’s Proportionate Share of Operating Expenses for the entire Premises (i.e., the Original Premises and the Additional Premises) in accordance with Exhibit D of the Lease, as modified hereby.
b.    As of the date hereof, the last sentence of Section 1.05 of Exhibit D attached to the Lease shall be deleted and the following shall be substituted in lieu thereof: “All Operating Expenses that vary with occupancy will be adjusted to reflect 95% occupancy during any calendar year in which the Project is not fully occupied.” To the best of Landlord’s knowledge as of the date hereof, there are no credits, abatements or exemptions granted to Landlord from Fairfax County, Virginia against Real Property Taxes applicable to the Project or the Building which will not remain in place for the full Extended Term.

12.    Tenant Improvements.
a.    Tenant acknowledges that all obligations of Landlord to construct tenant improvements with respect to the Original Premises pursuant to Exhibit B attached to the Lease have been met and Landlord shall have no further obligations to Tenant thereunder.
b.    Tenant hereby agrees to accept Additional Premises A in its "as-is" condition existing on the Additional Premises A Effective Date, subject to Landlord’s obligation to construct Tenant Improvements pursuant to Paragraph 12(c) below, and any latent defects, including latent defects in the Tenant Improvements, reported to Landlord within ninety (90) days after Substantial Completion of the Tenant Improvements. During the Extended Term, Landlord shall have no obligation to provide any tenant improvements, refurbishments, repairs (other than Landlord’s repair and maintenance obligations expressly stated in the Lease), decorations or the like for the Original Premises and the Additional Premises other than the Tenant Improvements (defined in Paragraph 12(c) below). Regardless of the ninety (90) day period set forth above, at the written request of Tenant, Landlord shall use commercially reasonable efforts to cooperate with Tenant in receiving the benefit of any contractor’s and manufacturer’s warranties obtained by Landlord in connection with the Tenant Improvements during the entire period of such warranties.
c.    Landlord, at Landlord's expense, shall construct tenant improvements ("Tenant Improvements") for entire Premises (i.e., the Original Premises and Additional Premises) using Building standard finishes and materials (except as otherwise expressly shown on the Space Plan (defined in Exhibit B-1) attached to Exhibit B-1 as Schedule 1) in accordance with the Tenant Improvement Agreement attached hereto and incorporated herein as Exhibit B-1. It is the intention of the parties that the Tenant Improvements for Additional Premises B (the “Additional Premises B Tenant Improvements”) be constructed separately from the Tenant Improvements for the Original Premises; it being understood that the Additional Premises B Effective Date shall occur upon Substantial Completion of the Additional Premises B Tenant Improvements. The Tenant Improvements shall be constructed by Landlord in a good and workmanlike manner and in compliance with all Laws, including the ADA, subject to the Tenant Exceptions (defined hereinafter). The foregoing to the contrary notwithstanding, Tenant shall be obligated for any compliance measures required by applicable Laws, including the requirements of the ADA, that arise out of or in connection with the specific nature of Tenant's business in the Premises, the acts or omissions of Tenant or any Tenant Entity, the arrangement of any furniture, equipment or other property in the Premises, any repairs or Tenant Alterations performed by or on behalf of Tenant (other than the Tenant Improvements performed by Landlord), requirements of any employees of Tenant, and any design or configuration of the Premises specifically necessary for Tenant’s operations but not reflected on the Space Plan (collectively, the “Tenant Exceptions”).
d.    Landlord shall use commercially reasonable efforts to complete the Tenant Improvements in accordance with Exhibit B-1 within one hundred twenty (120) days of the Effective Date on this First Amendment, subject to delays caused by events of Force Majeure, long-lead items and Tenant Delay (defined in Exhibit B-1). However, Landlord shall give Tenant notice of any long-lead items and present Tenant with the opportunity to exchange such item for a comparable item which is readily available.

13.    Option To Renew.

a.        Provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease beyond the expiration of any applicable notice and cure period at the time of notification of the Renewal Option (defined hereinafter) or at the commencement of the Renewal Option Term (defined hereinafter), Tenant shall have one (1) option to renew the Term of this Lease (the “Renewal Option”) for a term of sixty (60) full calendar months (i.e., September 1, 2019 through August 31, 2024) (the “Renewal Option Term”) following the expiration of the Extended Term, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below:

i.         If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice exercising the Renewal Option no earlier than December 1, 2018 but no later than March 1, 2019, time being of the essence. If Tenant fails to provide such notice, the Renewal Option granted hereunder shall automatically expire, and Tenant shall have no further or additional right to extend or renew the Term of this Lease.

ii.        The Base Rent in effect at the expiration of the then Extended Term shall be changed to reflect ninety-five percent (95%) of the Prevailing Market (as defined in subparagraph (d) below) rate at the commencement of the Renewal Option Term and the Base Year shall be changed to the calendar year 2019 upon the commencement of the Renewal Option Term.  Landlord shall advise Tenant of the new Base Rent for the Premises (taking into account the Prevailing Market) no later than thirty (30) days after Tenant’s exercise of the Renewal Option. Tenant shall have the right, to be exercised within five (5) business days after Tenant’s receipt of Landlord’s determination of the new Base Rent, time being of the essence, to withdraw in writing its notice exercising the Renewal Option in which case the Lease shall expire in accordance with the provisions of the Lease as of the original expiration date and Tenant shall have no further option to renew the Lease. Otherwise, if Tenant does not agree with Landlord’s determination of Base Rent and Tenant does not withdraw its notice exercising the Renewal Option, the provisions of Paragraph 13(iii) shall apply.

iii.       If Tenant and Landlord are unable to agree on a mutually acceptable rental rate for the Renewal Option Term not later than forty-five (45) days after Tenant’s receipt of Landlord’s determination of the Base Rent for the Renewal Option Term, then Landlord and Tenant, within five (5) business days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Option Term (collectively referred to as the "Estimates").  If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates.  If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) business days after the exchange of Estimates, the parties shall each appoint a real estate broker who shall be licensed in the State of Virginia and who specializes in the field of commercial office space leasing in the Fairfax, Virginia market, has at least five (5) years of experience and is recognized within the field as being reputable and ethical.

iv.       Upon selection, Landlord's and Tenant's brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises.  The Estimate chosen by such brokers shall be binding on both Landlord and Tenant.  If either Landlord or Tenant fails to appoint a broker within the seven (7) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof.  If the two brokers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two brokers shall select a third broker meeting the aforementioned criteria.  Once the third broker (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises.  If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator.  Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such broker, counsel or expert.

v.        If the Prevailing Market rate has not been determined by the commencement date of the Renewal Option Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last full month of the Extended Term until such time as the Prevailing Market rate has been determined.  Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Option Term for the Premises to ninety-five percent (95%) of the Prevailing Market established hereby.

b.        If Tenant is entitled to and properly exercises a Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, expiration date and other appropriate terms.  Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) business days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

c.        The Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the Renewal Option shall be “personal” to Tenant and any Affiliate to whom this Lease has been assigned pursuant to a Permitted Transfer and that in no event will any other assignee or sublessee have any rights to exercise the Renewal Option.
    d.        For purposes of this Paragraph 13, "Prevailing Market" shall mean the arms-length fair market annual rental rate per rentable square foot under leases and renewal and expansion amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the Fairfax, Virginia area as of the date the Renewal Option Term is to commence, taking into account any market concessions, the specific provisions of this Lease which will remain constant, and may, if applicable, include parking charges.  The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as commissions, rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes and the base year therefor.
e.    Tenant, in its renewal notice, shall notify Landlord if it is exercising the Renewal Option for less than the entirety of the Premises. Tenant shall be permitted to renew the Lease with respect to less than the entirety of the Premises so long as the portion of the Premises to which Tenant’s renewal shall not apply can be demised so as to be compliant with all regulations and laws and is leasable space as determined in Landlord’s reasonable judgment.
14.    Right of First Offer on Contiguous Space.
a.    Provided this Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease beyond the expiration of any applicable notice and cure period, Tenant shall have a right of offer (the “Offer Right”) to lease any space in the Building which is contiguous with the Premises that becomes available during the Term hereof, said space being indicated on Exhibit A-2 attached hereto (“Offer Space”). The term “Offer Space” shall not include any leasable space in the Building which is not under lease as of the date of this Lease and any such space shall not be subject to this right of first offer until such time as the space becomes available for lease after the expiration of a third party lease. Tenant’s Offer Right shall be exercised as follows: at any time after Landlord has determined that the existing tenant in the subject portion of the Offer Space will not extend or renew the term of its lease for such Offer Space (but prior to leasing such Offer Space to a party other than the existing tenant), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Offer Space to Tenant, which terms shall be determined in accordance with subparagraph (c) hereinbelow, which such terms shall be consistent with the Prevailing Market (determined in accordance with Paragraph 13 above). Notwithstanding anything to the contrary contained herein, the term of the Lease with respect to the Offer Space shall be coterminous with the Lease for the Premises. Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within fifteen (15) days after the date of the Advice, time being of the essence, and if Tenant disputes that the terms set forth in the Advice reflect the Prevailing Market, the Prevailing Market shall be determined in accordance with Paragraph 13(a)(iii) above.

b.    Notwithstanding the foregoing, Tenant shall have no Offer Right with respect to the Offer Space and Landlord need not provide Tenant with an Advice, if: (i) Tenant is in default under this Lease beyond the expiration of any applicable notice and cure period at the time that Landlord would otherwise deliver an Advice; (ii) more than thirty percent (30%) of the Premises (in the aggregate of all subleases) is sublet to any person or entity (other than an Affiliate) at the time Landlord would otherwise deliver an Advice; (iii) this Lease has been assigned other than to an Affiliate prior to the date Landlord would otherwise deliver an Advice; or (iv) Tenant is not occupying the Premises on the date Landlord would otherwise deliver an Advice.

c.    The term for the Offer Space shall commence upon the commencement date stated in the Advice and thereupon the Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant's leasing of such Offer Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to such Offer Space. Tenant shall pay Base Rent and Additional Rent for the Offer Space in accordance with the terms and conditions of the Advice, which terms and conditions shall be consistent with the Prevailing Market (defined hereinafter) at the time of Landlord’s notice, as determined in Landlord's reasonable judgment. If Tenant exercises the Offer Right within the fifteen (15) days but disagrees with the Base Rent determined by Landlord in accordance with the definition of Prevailing Market the provisions of 13(a)(iii)(iv) and (v) shall apply. Upon determination of the terms applicable to the Offer Space, the parties shall promptly execute an amendment to this Lease stating the terms so determined.

d.    The Offer Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of such Offer Space or as of the date the term for such Offer Space commences, unless the Advice specifies any work to be performed by Landlord in such Offer Space, in which case Landlord shall perform such work in such Offer Space. If no work is to be performed by Landlord pursuant to the Advice, Tenant shall have a period to construct improvements for the Offer Space which period shall end on the earlier to occur of (i) the day Tenant first occupies the Offer Space to conduct business therefrom, and (ii) six (6) months after the date on which Landlord delivered the Offer Space to Tenant in its “as-is” condition, and during which period Tenant shall not be obligated to pay Base Rent or Tenant’s Proportionate Share of Operating Expenses with respect to the Offer Space. If Landlord is delayed delivering possession of the Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for such Offer Space shall be postponed until the date Landlord delivers possession of such Offer Space to Tenant free from occupancy by any party. However, if Landlord shall not have tendered possession of the Offer Space to Tenant within one hundred fifty (150) days following the estimated commencement date specified in the Advice (the “Offer Space Estimated Commencement Date”), as the same may be adjusted in connection with an event of Force Majeure or an Offer Space Tenant Delay (defined hereinafter), Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder with respect to the Premises, but, in such an event, Tenant may, at Tenant's option, by notice in writing to Landlord within thirty (30) days after the expiration of the one hundred fifty (150) day period, terminate this Lease with respect to the Offer Space only. If Tenant terminates this Lease with respect to the Offer Space as provided in the preceding sentence, the parties shall be discharged from all obligations hereunder with respect to the Offer Space only, except that Landlord shall return any money previously deposited with Landlord for the Offer Space by Tenant; and provided further, that if such written notice by Tenant is not received by Landlord within said thirty (30) period, Tenant shall not have the right to terminate this Lease with respect to the Offer Space as provided above. If Landlord is unable to deliver possession of the Offer Space to Tenant on the Offer Space Estimated Commencement Date due to any event of Force Majeure (excluding any delay caused by the existing tenant of the Offer Space), the Offer Space Estimated Commencement Date shall be extended by the period of the delay caused by the event of Force Majeure, said extension not to exceed sixty (60) days. The one hundred fifty (150) day period specified herein shall be deemed extended, to the extent of any delays in Landlord’s delivery of the Offer Space to Tenant caused by acts or omissions of Tenant, Tenant's agents, employees and contractors, or for Tenant delays as defined in a work letter agreement, if any, pertaining to any tenant improvements to be performed by Landlord for the Offer Space (hereinafter "Offer Space Tenant Delays").

e.    The rights of Tenant hereunder with respect to the Offer Space shall terminate on the earlier to occur of: (i) twelve (12) calendar months prior to the expiration of the Extended Term of this Lease unless Tenant has exercised the Renewal Option for the entire Premises, (ii) if the term of the Lease for the Offer Space will be less than eighteen (18) months as of the Offer Space Estimated Commencement Date, Tenant shall have no right to exercise this Offer Right unless Tenant also exercises the Renewal Option with respect to the entire Premises; (iii) the date Landlord would have provided Tenant written notice of the Offer Right as described herein above if Tenant had not been in violation of one or more of the conditions set forth in subparagraph (b) above; and (iv) Tenant's failure to exercise its Offer Right within the fifteen (15) day period provided in subparagraph (a) above. If Tenant does not give Landlord written notice of its election to lease such Offer Space within the fifteen (15) day period provided in subparagraph

(a) above or if Landlord is not required to provide Tenant with notice for any other reason set forth in this subparagraph (e), Landlord shall thereafter be free to lease such Offer Space to any third party on any terms and conditions that Landlord shall select, with no further obligation to Tenant until such time as the Offer Space once again becomes available for leasing following the expiration of a third party lease.

f.    Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) existing on the date hereof of any tenant of the Building. The Offer Right is not transferable; the parties hereto acknowledge and agree that they intend that the Offer Right shall be “personal” to Tenant as set forth above and any Affiliate to whom the Lease has been assigned pursuant to a Permitted Transfer and in no event will any assignee or sublessee have any rights to exercise the Offer Right.

15.    Right of First Refusal on Brown Printing Space. Subject to Landlord's obligation to first offer and lease any such space to any tenant who is then occupying or leasing such space at the time the space becomes available for leasing, and subject to all other options in existence as of the date hereof held by tenants of the Building and provided Tenant is not in default beyond the expiration of any applicable notice and cure period under the Lease at the time it exercises this Refusal Right (defined hereinafter) or at the commencement of the term with respect to the Refusal Space (defined hereinafter), Tenant shall have the right of first refusal (the “Refusal Right”) to lease that certain spaces in the Building currently leased by Brown Printing containing approximately One Thousand Four Hundred Sixty-Seven (1,467) rentable square feet and shown on Exhibit A-2 attached hereto (the “Refusal Space”) on the terms and conditions set forth herein. Prior to entering into a lease with a third-party for any of the Refusal Space, Landlord shall give Tenant written notice of all the terms and conditions of a bona fide third-party offer ("Offered Terms") Landlord has received for the Refusal Space. Tenant may exercise such right only as to all of the Refusal Space and all of the Offered Terms described in the Landlord's notice, and not to merely a part of such Refusal Space or such Offered Terms (other than with respect to the term of the Lease for the Refusal Space as provided hereinafter). The term of the Lease with respect to the Refusal Space shall be coterminous with the Term for the Premises but in no event for a period of less than three (3) years. If the term of the Lease for the Refusal Space is less than the term provided in the Offered Terms, the Offered Terms shall be adjusted to reflect the actual term for the Refusal Space (e.g., any allowances or rental concessions and similar terms shall be prorated based upon the actual term for the Refusal Space set forth in the Offered Term). Notwithstanding anything to the contrary contained herein, whether solicited by Landlord or otherwise, if the Refusal Space is merely a demised or undemised portion of a larger contiguous or non-contiguous space on which Landlord receives a bona fide third-party offer, then such space shall not be considered to be the Refusal Space for purposes hereof and Tenant’s rights shall not arise hereunder and Tenant shall have no rights in or to the Refusal Space in such a case in which case Landlord shall have no obligation to provide Tenant with notice of such offer. Tenant shall have five (5) business days in which to elect to lease the Refusal Space pursuant to this Refusal Right, time being of the essence. If Tenant does not give Landlord written notice of its election to lease such Refusal Space within the five (5) business day period, Landlord shall thereafter be free to lease such Refusal Space to any third party on any terms and conditions that Landlord shall select, with no further obligation to Tenant. In the event that Landlord offers any space to Tenant pursuant to this Refusal Right, and Tenant elects not to lease the space, the space so offered shall no longer be subject to this Refusal Right, and thereafter Landlord shall not be obligated to offer said space to Tenant, until such time as the Refusal Space again becomes available for leasing after the expiration of a third party lease. In the event Tenant exercises the Refusal Right pursuant to this Paragraph 15, then, the parties shall promptly execute an amendment to the Lease incorporating the Offered Terms. If this Refusal Right has not earlier expired, this Right of First Refusal shall automatically expire and be of no further force and effect as of the date which is twelve (12) full calendar months prior to the expiration of the Extended Term or the then applicable extended Term in the event Tenant has exercised its Renewal Option. The Refusal Right is not transferable; the parties hereto acknowledge and agree that they intend that the Refusal Right shall be “personal” to Tenant as set forth above and any Affiliate to whom the Lease has been assigned pursuant to a Permitted Transfer and that in no event will any assignee or sublessee have any rights to exercise the Refusal Right.

16.    Tenant’s Signage.

a.    Tenant shall be entitled to one identification sign to be located on the top exterior of the Building or such other prominent place on the Building which is mutually and reasonably agreed upon by Landlord and Tenant (the “Building Signage”). Tenant’s proposed Building Signage is shown on Exhibit D and Landlord has approved the design and location of such Building Signage as shown on Exhibit D subject to the other terms and conditions of this Paragraph 16. The exact location and size of the Building Signage shall be subject to all applicable Laws and Landlord’s prior written approval, provided that the location does not detract from the first-class quality of the Building and the size shall be no greater than the greater of (i) Tenant’s pro rata share of the exterior signage available for the Building, and (ii) fifty percent (50%) of the available exterior signage for the Building. Tenant’s right to Building signage shall be non-exclusive. Such right to Building Signage is subject to the following terms and conditions: (i) Tenant shall submit plans and drawings for the Building Signage to any and all public authorities having jurisdiction and shall obtain written approval from each such jurisdiction prior to installation, and shall fully comply with all applicable Laws; (ii) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (iii) the Building Signage (other than the right to have Building Signage) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; and (iv) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Building Signage. Landlord shall have the right to require Tenant to include Landlord’s sign vendor in the bidding process for the Building Signage. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building Signage in accordance with this Lease. At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated in the event Tenant does not lease and occupy at least Eleven Thousand (11,000) rentable square feet in the Building and Landlord is required to remove Tenant’s Building Signage in order to allow a larger tenant leasing more square feet in the Building than Tenant to have signage on the Building.

b.    Upon the expiration or earlier termination of the Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof Tenant shall remove the Building Signage and repair any damage to the Building caused by the installation or removal of such Building Signage in accordance with the terms of this Lease. If Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord notwithstanding anything to the contrary contained in this Lease. Tenant shall pay all costs and expenses for such removal and restoration within ten (10) days following delivery of an invoice therefor.

c.    Landlord shall provide and install, at Landlord’s sole cost and expense, Building standard suite entry signage and Tenant’s pro rata share of listings in the Building directory for the Additional Premises. Such signage shall consist of Building standard materials and shall comply with current Building specifications. Any changes in the suite entry signage and/or Building directory listings (if requested by Tenant) following initial installation by Landlord shall be subject to Landlord’s prior written approval and at Tenant's sole cost and expense.

d.    Tenant shall have the right, at Tenant’s sole cost and expense, to place signage on the existing monument sign listing the tenants of the Project. Such signage shall consist of Building standard materials and shall comply with current Building specifications and shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, and all applicable Laws.

e.    The signage rights granted to Tenant in this Paragraph, including without limitation, the Building Signage, are personal to the original Tenant and any Affiliate and may not be assigned by or to any other person or entity and shall be non-transferable separate and apart from this Lease or to any other party unless otherwise agreed by Landlord in writing in its sole discretion.

17.    Reserved Parking. The number of parking space in the parking areas for the Project that Tenant shall be permitted to use shall be increased in connection with Tenant’s lease of the Additional Premises consistent with the parking ratio set forth in the Parking Density in the Basic Lease Information. Of the parking space Tenant is entitled to use pursuant to the Lease, five (5) of such spaces shall be reserved parking spaces (the “Reserved Parking Spaces”) in the location shown on Exhibit C-1 attached hereto. The remaining parking spaces that Tenant is entitled to use pursuant to the Lease shall be on an unreserved first-come, first-served basis. All parking shall be in compliance with the Lease, including without limitation, Section 7 of the Lease and the parking Rules and Regulations. Landlord, at Landlord’s expense, shall mark Tenant’s Reserved Parking Spaces as being reserved for Tenant’s use in a manner that is consistent with other reserved parking spaces in the Building parking areas within a reasonable period of time following the Additional Premises A Effective Date.

18.     Permitted Transfer. Tenant is an Affiliate of the Original Tenant and the assignment of the Lease to Tenant pursuant to the Assignment Agreement was a Permitted Transfer not requiring Landlord’s consent pursuant to the terms of Section 16.06 of the Lease. Prior to the date of this First Amendment Tenant has provided Landlord with all of the information required pursuant to Section 16 of the Lease to demonstrate with evidence reasonably satisfactory to Landlord that the assignment to Tenant meets the requirements of Section 16.06 of the Lease and Landlord acknowledges receipt of the same. However, Landlord hereby waives, in this instance, the requirement set forth in Section 16.06(A) of the Lease to provide thirty (30) days’ prior written notice to Landlord.

19.    Brokers. Landlord and Tenant each represent and warrant to the other party that it has not dealt with any realtor, broker, agent or finder in connection with this First Amendment other than Cushman & Wakefield of Virginia, Inc., representing Tenant (the “Broker”). Landlord shall pay a commission to the Brokers in accordance with the terms of a separate agreement between Landlord and the Broker. Each party shall indemnify and hold harmless the other party from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys' fees) or liability for any compensation, commission or charges claimed by any realtor, broker, agent or finder, other than the Broker, claiming to have dealt with the indemnifying party, in connection with this First Amendment.
20.    Reaffirmation of Terms. Except as modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.
21.    Representations. Landlord and Tenant each hereby represents and warrants to each other that it (i) to the best of such party’s knowledge, is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this First Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this First Amendment.
22.    Counterpart Copies; Electronic Signatures. This First Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this First Amendment. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, an electronic or telefaxed signature (“Electronic Signature”) of either party, whether upon this First Amendment or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature. Landlord and Tenant (i) intend to be bound by Electronic Signatures, (ii) are aware that the other party will rely on such Electronic Signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this First Amendment based on execution by Electronic Signatures.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the Effective Date.

LANDLORD	TENANT
PS BUSINESS PARKS, L.P., a California limited partnership	GEEKNET, INC., a Delaware corporation
By: PS Business Parks, Inc., a California corporation, its General Partner	By: /s/ Kathryn K. McCarthy Its: Kathryn K. McCarthy
By: /s/ Christopher M. Auth Christopher M. Auth, Regional Manager and Assistant Vice President	Its: President, Chief Executive Officer

Landlord’s Fed. ID #: 95-4609260

EXHIBIT A-1

ADDITIONAL PREMISES A and, ADDITIONAL PREMISES B

A-1-1
18062-        Lease.Amdt.20140505.EXECUTION

EXHIBIT A-2

OFFER SPACE AND
REFUSAL SPACE

A-2-1
18062-        Lease.Amdt.20140505.EXECUTION

EXHIBIT B-1

TENANT IMPROVEMENT AGREEMENT
1.    Landlord shall construct the tenant improvements in Original Premises and the Additional Premise (referred to collectively herein as the “Entire Premises”) pursuant to the approved space plan attached hereto as Schedule 1 attached to this Exhibit B-1 (the “Space Plan”). The improvements to be performed by Landlord in accordance with the Space Plan and the Plans (defined hereinafter) are hereinafter referred to as the “Tenant Improvements”. The term “Tenant Improvements” shall refer collectively or singularly, as the context requires, to the Additional Premises B Tenant Improvements as well as the Tenant Improvements in the Original Premises and Additional Premises A. It is agreed that construction of the Tenant Improvements will be completed at Landlord’s sole cost and expense (subject to the terms of this Section 1) using the Building standard methods, materials and finishes, except as expressly shown on the Space Plan. Landlord reserves the right to approve any space planner, architect or engineer if employed by Tenant. Landlord shall request competitive bids from at least three (3) architects, one of whom shall be FORM Architects. Landlord shall select the architect with the lowest qualifying bid unless the parties agree in writing otherwise, however, if the bid provided by FORM Architects is not the lowest qualifying bid, Landlord will provide FORM Architects with an opportunity to match such bid, in which case Landlord shall select FORM Architects on the terms of such revised bid. Landlord shall provide Tenant with copies of the bids. Based on the approved Space Plan, Landlord shall prepare and submit to Tenant for approval detailed plans, specifications and working drawings (the "Plans") for the construction of the Tenant Improvements. As used herein, the term "Tenant Improvements" shall include all work to be done in the Premises pursuant to the Plans, including, but not limited to: demolition work, partitioning, doors, ceiling, floor coverings, wall finishes (including paint and wall coverings), window coverings, electrical (excluding the cost of computer cabling, Tenant’s telephone system and wiring, and any other special electrical or wiring dedicated to the Tenant’s operations or business), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork. Landlord shall submit the Plans to Tenant for approval within a reasonable period of time following the full execution of this First Amendment. Within five (5) business days after receipt by Tenant of the Plans, Tenant (i) shall give its written approval with respect thereto, or (ii) shall notify Landlord in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Tenant to give its approval. Within five (5) business days following Landlord's receipt of Tenant's disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within five (5) business days following receipt by Tenant of such revisions or modifications, including any revisions, if any, made to comply with Law (as provided below in the second paragraph of this Section 1), Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein. Tenant’s approval of the Space Plan or the Plans required hereunder shall not be considered a representation by Tenant that such Space Plan or Plans, as the case may be, are in compliance with applicable Laws. Based on the attached Space Plan and Tenant’s current use of the Original Premises (i.e., for normal office use during normal business hours (including employees occasionally working after normal building hours on nights and weekends) using standard office business equipment (i.e., personal computers, desk-top printers, facsimile machines, television sets, radios, clocks, standard residential grade refrigerator and microwave oven, and lamps)), Landlord agrees that Tenant shall be deemed not to have exceeded the usage of electricity which is the standard for the Building provided (i) Tenant’s electrical usage has not materially changed from Tenant’s original electrical usage as shown on the space plans and notes attached hereto as Schedule 1 to Exhibit B-1 (subject to Landlord’s review of the construction drawings, including MEP drawings, which are referred to herein as the Plans), and/or (ii) Tenant has not to installed and is not operating in the Premises any electrical, heating and cooling, or refrigeration equipment, computer equipment, electronic data processing equipment, punch card machines or other equipment using electric current in excess of standard voltage or amperage, which would increase Tenant’s usage beyond that of the normal office tenant (e.g., the installation of a supplemental HVAC system, data center, reproduction facility and the like).
    Landlord shall provide to Tenant for approval any revisions made to the Plans required to comply with Law and changes required by the permitting authority, if any. Following final approval of the Plans, if

B-1-1

Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared, subject to Landlord’s approval and at Tenant's sole cost and expense, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Tenant Improvements, if any, resulting from such revisions to the Plans. Tenant, within three (3) business days, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. If such revisions result in an increase in the cost of Tenant Improvements, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand and Landlord shall provide reasonable documentation of the same if requested by Tenant. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the reasonable approval of Landlord. Landlord shall have the right to decline Tenant's request for a change in the approved Plans if the change (a) does not conform to applicable governmental regulations or is disapproved by any governmental agency; (b) requires Building service (including electrical power) beyond the level normally provided to other tenants in the Building; or (c) overloads the floors, or (d) in Landlord's reasonable opinion, would unreasonably delay construction of the Tenant Improvements for more than ninety (90) days.
2.    Landlord shall enter into a direct contract for the Tenant Improvements with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Improvements.
3.    Landlord shall deliver Additional Premises B to Tenant with the Additional Premises B Tenant Improvements Substantially Complete (defined hereinafter). The Tenant Improvements shall be deemed to be “Substantially Complete” on the date that all Tenant Improvements for Additional Premises B have been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of Additional Premises B. However, the parties hereby agree that if Landlord is delayed in the performance of the Tenant Improvements for Additional Premises B as a result of (a) Tenant’s failure to agree to plans and specifications and/or construction cost estimates or bids, (b) Tenant’s request for materials, finishes or installations with long lead times (Landlord shall notify Tenant of such long-lead time and Tenant shall have the opportunity to change its selection to a material, finish or installation not requiring a long-lead period), (c) Tenant’s change in the approved Space Plan or the approved Plans which result in an actual delay, (d) performance or completion by a contractor employed by Tenant to construct work in Additional Premises B which actually delays the Substantial Completion of the Tenant Improvements for Additional Premises B by Landlord, or (d) any other circumstance or action which is designated as a Tenant Delay in this Exhibit B-1 or in the First Amendment (each of the foregoing being referred to herein as a “Tenant Delay”), then the Tenant Improvements for the applicable Work Space shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete such Tenant Improvements absent any Tenant Delay and such date shall be deemed to be the actual applicable Effective Date for Additional Premises B.
4.    Tenant hereby acknowledges that the Tenant Improvements shall be performed while Tenant is in occupancy of the Original Premises and Additional Premises A, and Landlord's actions in connection with the Tenant Improvements shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent or subject Landlord to any liability for any injury or interference with Tenant’s business. Landlord and Tenant agree to cooperate with each other in order to enable the Tenant Improvements to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible, including by developing a schedule mutually agreed upon by Landlord and Tenant for the construction of the Tenant Improvements and performing some Tenant Improvements outside of Building Business Hours and on weekends if such Tenant Improvements will produce unreasonable noise or odor or will otherwise be unreasonably disruptive if performed during Building Business Hours.
5.    This Exhibit B-1 shall not be deemed applicable to any additional space, other than Additional Premises A and Additional Premises B, added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises, the Additional Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease,

B-1-2

whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.
6.    Any furniture or equipment shown on the Space Plan is for illustrative purposes only and shall not be included as part of the Tenant Improvements. As used herein, the term Substantially Complete shall specifically exclude Tenant's installation of its furniture, fixtures and cabling, whether or not shown on the Space Plan, which shall be Tenant's obligation to install and shall not have an effect on the determination of the date of Substantial Completion.
7.    Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove any of the Tenant Improvements or any cabling and wiring installed within the Entire Premises at the expiration or earlier termination of the Lease.
8.    Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of the construction of any of the Tenant Improvements and provided Landlord has possession of Additional Premises B free and clear from prior tenancies, Tenant shall have the right to enter Additional Premises B up to fourteen (14) days prior to the anticipated applicable Effective Dates for Additional Premises B only for the purpose of installing furniture, trade fixtures, equipment, telecommunications equipment and similar items. Tenant shall be liable for any damages or delays caused by Tenant's activities in each Work Space (which such delays shall be considered a Tenant Delay for purposes of this Exhibit B-1). Such occupancy shall be subject to all provisions of the Lease, as amended hereby, provided, however; that so long as Tenant has not begun operating its business from the applicable Work Space, the foregoing activity shall not constitute the delivery of possession of Additional Premises B to Tenant and neither the Term of the Lease nor Tenant’s obligation to pay Base Rent hereunder shall commence with respect to Additional Premises B as a result of said activities. Prior to entering Additional Premises B, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Tenant shall coordinate such entry with Landlord's building manager, and such entry shall be made in compliance with all terms and conditions of the Lease, as amended hereby, and the Rules and Regulations attached hereto. In the event Tenant occupies a Work Space prior to the applicable Effective Date for Additional Premises B for any other purpose, other than as expressly provided herein, such occupancy shall not change the termination date, but Tenant shall pay Base Rent and all other charges provided for in the Lease, as amended hereby, with respect to Additional Premises B during the period of such occupancy.
9.    As part of the Tenant Improvements, Landlord shall make necessary adjustments to the HVAC system servicing the entire Premises (i.e., the Original Premises, Additional Premises A and Additional Premises B), including balancing the HVAC system upon completion of the Tenant Improvements, in order to provide for reasonable HVAC services in the entire reconfigured Premises (given the season) which are comparable to the service provided in other similar buildings of the same age and quality and located in the same geographic area as the Building.
10.    Upon Substantial Completion of the Tenant Improvements, Tenant together with Landlord and Landlord's contractor shall make a final inspection of the Tenant Improvements to ensure that the construction has been accomplished substantially in accordance with the Plans. A punch list (the "Punch List") of items to be completed or corrected shall be prepared at the time of such inspection. Landlord agrees to use commercially reasonable efforts to complete all items on such Punch List within thirty (30) days thereafter.
11.    This Agreement is and shall be incorporated by reference in the Lease, as amended by the First Amendment, and all of the terms and conditions of the Lease, as amended, are and shall be incorporated herein by this reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

B-1-3

SCHEDULE 1 TO EXHIBIT B-1
SPACE PLAN

MAIN ENTRANCE
AREA "A"
RECEPTION
PHOTO ROOM
OFFICE
WOOD SHOP
CONFERENCE ROOM
STORAGE
CONFERENCE ROOM
PANTRY
STORAGE
COPY/PRINT
STORAGE
SERVER ROOM
PRODUCT STORAGE
CONFERENCE ROOM
NEW OFFICE
OFFICE
MENS
WOMENS
DESK LAB
SERVER ROOM
"THUNDERDOME"
COLLABORATION AREA
OFFICE
OFFICE
COLLABORATION AREA
NEW OFFICE
NEW OFFICE
ELEC.
WOMENS
MENS
CONFERENCE ROOM
NEW OFFICE
CONFERENCE ROOM
NEW OFFICE
CONFERENCE ROOM

1 PROPOSED PLAN
SCALE: 1/8" = 1'-0"

PRELIMINARY PRICING NOTES:

GENERAL NOTES:
- The Work shall be done in compliance with rules and regulations of applicable safety and building codes.

DEMOLITION NOTES:
- Remove flooring and/or ceilings within the affected areas only. Prep and repair to receive new finishes.

FLOOR FINISH NOTES:
- Use roll goods only for vinyl base. Unroll vinyl base 24 hours prior to installation to allow vinyl to lose memory.
- Provide vinyl transition strip at joint between carpet and vinyl composition tile or concrete.
- Provide direct glue down carpet in all affected areas, U.O.N. Provide and install Premium Vinyl flooring at Reception Area and Thunderdome.

DOOR AND HARDWARE NOTES:
- Contractor shall coordinate keying system with Owner and Building Management. Contractor shall coordinate security system with access system and building standard hardware.
- Contractor shall provide hardware, door pulls, hinges, closers, electro-magnetic devices, etc. needed to provide a full and complete installation.
- All levers, pulls, and locks are to be provided by a single manufacturer to match finishes as stated in the Hardware Schedule. All hinges and other miscellaneous exposed hardware shall be in similar and compatible finishes.
- All doors to be paint grade 3'x8' solid core wood doors in hollow metal frames to match existing.
- All existing hardware sets are to be removed and replaced with ada compliant lever type hardware.
- All new doors are to have new ada compliant, lever type latchsets, u.o.n.

CEILINGS AND LIGHTING:
- All areas of new work are to have existing ceilings patched and repaired to match existing.

MECHANICAL NOTES:
- Mechanical work shall be carried out in compliance with applicable codes and in keeping with good engineering practices.
- Contractor shall provide and install necessary equipment, sheet metal duct work, hangers, flexible ductwork, grilles, thermostats, controls, fire dampers, piping, access panels, and the like needed to provide the Owner with a fully operational and balanced mechanical system.

POWER, TELEPHONE & DATA NOTES:
- Contractor shall provide and install wire, cable, wiring devices, panel boards, fixtures, conduit, outlets, switches and the like needed to provide the Owner with a complete and fully operational installation and of sufficient quantity to meet the intended use of the space. The Work shall be installed in compliance with the latest edition of the National Electrical Code and the local electrical code.
- Contractor shall not be responsible for the installation of telephone lines, data lines or equipment, but shall cooperate with the selected telephone and cabling vendors and shall install conduit and provide pull strings where needed.
- Outlets within 6'-0" to "wet" areas are to Ground Fault Interruption (GFI) type.

GENERAL DEMOLITION NOTES:

- ALL GWB CEILINGS AND ACT TILES AND GRID ARE TO REMAIN AS EXISTING, PATCH AND REPAIR WHERE NEEDED.
- DEMO ALL CONSTRUCTION SHOWN ON PLANS AND ALL ASSOCIATED HARDWARE, FIXTURES AND EQUIPMENT.

GENERAL RCP NOTES:

- ALL EXISTING LIGHT FIXTURES ARE TO REMAIN AS EXISTING.

OTHER NOTES

- ALL FURNITURE IS NOT IN CONTRACT.
- PROVIDE NEW ELECTRICAL CONNECTIONS FOR ALL NEW SYSTEMS FURNITURE SHOWN IN BLUE.
- ALL FLOOR FINISHES ARE TO REMAIN AS EXISTING UON.
- PROVIDE AIR BALANCING AND REMEDIAL WORK FOR ALL MECHANICAL SYSTEM COMPONENTS FOR THE ENTIRE SPACE AND ENSURE ALL HVAC SYSTEMS ARE OPERATING CORRECTLY.

FLOOR PLAN PRICING KEY NOTES:

1. – NEW RECEPTION AREA COMPLETE WITH NEW PREMIUM VINYL FLOORING, NEW CEILING, NEW LIGHT FIXTURES, AND NEW MILLWORK FEATURE WITH DISPLAY AND SIGNAGE.
2. – NEW GLASS STOREFRONT ENTRY-WAY.
3. – NEW P-LAM CUSTOM MILLWORK RECEPTION DESK.
4. – NEW GWB PARTITIONS AND PAINT GRADE DOOR/FRAME TO MATCH EXISTING.
5. – NEW GLASS WINDOW AND FRAME TO MATCH EXISTING.
6. – NEW GWB PARTITIONS AND PAINT GRADE DOOR WITH GLASS VISION KIT, FRAME TO MATCH EXISTING.
7. – PROVIDE AIR BALANCING AND REMEDIAL HVAC WORK FOR ALL MECHANICAL SYSTEM COMPONENTS FOR THE ENTIRE SPACE AND ENSURE ALL HVAC SYSTEMS ARE OPERATING CORRECTLY. SPECIFICALLY THE HATCHED AREA AS SHOWN.

KEY:

- = EXISTING DOOR TO REMAIN.
- = NEW DOOR.
- = EXISTING PARTITION TO REMAIN.
- = NEW PARTITION.

B-1-4

EXHIBIT C-1

LOCATION OF RESERVED PARKING

C-1

EXHIBIT D

BUILDING SIGNAGE

D-1